UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Coca-Cola Shareowner,

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 6, 2023, regarding the 2023 Annual Meeting of Shareowners of The Coca-Cola Company scheduled for April 25, 2023. In its report, ISS recommends that Coca-Cola shareowners vote against the advisory vote to approve executive compensation (also known as “say-on-pay”), even though ISS found reasonable alignment between CEO pay and Company performance and acknowledged that the Company and the Board conducted additional proactive engagement with shareowners, disclosing the feedback received and the Company’s actions in response to the feedback. ISS’s recommendation was primarily driven by what they perceive as “limited responsiveness” by our Talent and Compensation Committee (the “Committee”) to the shareowner feedback we received during our outreach efforts. We respectfully disagree with ISS’s recommendation for the reasons outlined below.

We recommend shareowners vote FOR Item 2 - the advisory vote to approve executive compensation.

Negative Vote Recommendation by ISS

ISS noted a low concern related to the pay-for-performance evaluation, stating:

“CEO pay and company performance are reasonably aligned for the year in review.”

Despite this pay for performance alignment, ISS recommended that shareowners vote against say-on-pay based on the following conclusion:

“...there are concerns regarding the committee's response to last year's low say-on-pay vote result, as the committee demonstrated only a limited degree of responsiveness which falls short of an adequate response. The company engaged with shareholders and disclosed concerns, and in response the committee provided a broad commitment to increase transparency and limit the use of consulting agreements. However, the committee did not demonstrate concrete actions taken to address shareholder feedback regarding pay quantum with respect to the former General Counsel's agreement nor with respect to future consulting agreements.”

The Coca-Cola Company’s Response

We respectfully disagree with ISS’s recommendation. Last year, the Company’s say-on-pay vote received support from approximately 51% of votes cast. As we have received an average say-on-pay vote of 92% in the five preceding years, the Committee fully understands and appreciates the seriousness of this message from our shareowners and the need to be responsive.

As discussed in our Proxy Statement, in response to last year’s say-on-pay result, the Committee, including the Company’s Lead Independent Director, conducted outreach efforts to discuss the Company’s talent and compensation programs with shareowners and to listen to shareowner feedback. In addition to a robust engagement process conducted during proxy season, the Committee engaged with shareowners representing approximately 35% of our Common Stock on this issue after the vote, including 13 of our top 15 investors.

Notably, these engagements confirmed that shareowners generally approve of our pay-for-performance philosophy, as well as the design of our executive compensation programs. However, the reason cited by those who voted against the say-on-pay proposal in 2022 was the use of a consulting agreement entered into with the Company’s former General Counsel, both in terms of quantum and transparency around the rationale for the agreement.

The Committee and full Board took this feedback seriously. The Committee acknowledged that while the Company had historically used consulting agreements with senior executive officers in very limited circumstances, it understood from shareowner feedback that it must remain committed to continue to monitor and limit the use of these agreements, and to provide transparency and rationale to help shareowners understand decisions made by the Committee.

In its voting recommendation, ISS stated that, in ISS’s view, the Committee did not provide sufficient assurance to shareowners surrounding the use of consulting agreements in the context of the pay quantum, both with respect to the former General Counsel's agreement as well as to future consulting agreements.

To be clear, the Committee is very mindful of the feedback provided by shareowners around executive consulting agreements, and in particular with the need to be transparent about the use of such agreements, including the quantum.

It is unequivocally the Committee’s commitment going forward to continue to monitor and limit the use of consulting agreements with senior executive officers and exercise prudence with all aspects of such agreements, including quantum. The Committee is also committed to providing transparency around executive consulting agreements in line with applicable disclosure requirements and will continue to be open to engagement with shareowners on these matters. While the Committee felt this was implicit in its letter to shareowners provided in the Company’s Proxy Statement, because of the ISS recommendation, we believe it is important to offer this clarification. We also note that the Company has not entered into any consulting arrangement with any senior executive officer since the date of the consulting agreement with the former General Counsel.

FOR Vote Recommendation by Glass Lewis

We also note that the proxy advisory firm Glass Lewis, has recommended that shareowners vote FOR the advisory vote to approve executive compensation. While Glass Lewis recommended a vote against say-on-pay last year, primarily due to the same concerns expressed by our shareowners with respect to the consulting agreement entered into with the Company’s former General Counsel, Glass Lewis has aligned its voting recommendation with our Board for this year’s advisory vote to approve executive compensation.

Our Compensation Programs Are Working

We remain proud of the many best practices we have incorporated into our compensation programs over the years to reward performance and align executives’ interests with our shareowners. We believe that it is reasonable for shareowners to vote FOR this year’s say-on-pay, and would emphasize that there is general agreement, including by ISS, that our pay programs are working to attract and retain talent and are well designed from both pay-for-performance and value creation for shareowner perspectives. We also believe that our compensation programs and Company priorities have benefited from the input and feedback that our shareowners provide us.

We urge you to vote FOR Item 2 - the advisory vote to approve executive compensation.